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                     December 5, 2023

       James Kehoe
       Chief Financial Officer
       Fidelity National Information Services, Inc.
       347 Riverside Avenue
       Jacksonville, FL 32202

                                                        Re: Fidelity National
Information Services, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 27,
2023
                                                            File No. 001-16427

       Dear James Kehoe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation